Free Writing Prospectus	Filed Pursuant to Rule 433(d) Registration Statement No. 333-213968

TERM SHEET

Dated October 13, 2016

Issuer:	Japan International Cooperation Agency (JICA)

Security:	2.125% Guaranteed Bonds due October 20, 2026

Expected Ratings:	S&P: A+/stable outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	U.S.$500,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	October 13, 2016

Settlement Date:	October 20, 2016

Maturity Date:	October 20, 2026

Coupon:	2.125% (Semi-annual, 30/360)

Interest Payment Dates:	October 20 and April 20 of each year, commencing April 20, 2017 and ending October 20, 2026

Redemption after the Occurrence of a Tax Event:	JICA may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JICA is required to pay, as described in the prospectus

Price to Public:	99.580%, plus accrued interest, if any, from October 20, 2016

Underwriting Commissions:	0.175%

Proceeds, before Expenses, to JICA:	99.405%, plus accrued interest, if any, from October 20, 2016

Benchmark U.S. Treasury:	1.5% due August 15, 2026

Benchmark Yield:	1.743%

Spread:	42.9 bps

Yield to Investors:	2.172%

Joint Lead Managers:	Barclays Bank PLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Daiwa Capital Markets Europe Limited

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS1506423968

International Global Bond Common Code:	150642396

DTC Global Bond ISIN:	US47109LAA26

DTC Global Bond Common Code:	150562449

DTC Global Bond CUSIP:	47109L AA2

Use of Proceeds:	The net proceeds of the issue of the bonds will be allocated to JICA’s Finance and Investment Account.

An amount equal to part or all of the net proceeds may be allocated for investments in one or more “Eligible Projects”, which refers to projects selected under the Development Cooperation Charter, which was endorsed by the Japanese government in 2015. The Development Cooperation Charter is in line with the 2030 Agenda for Sustainable Development adopted at the UN Sustainable Development Summit in 2015 along with the Sustainable Development Goals, and is broadly consistent with JICA’s mission to contribute to poverty reduction, peace building and addressing global issues. Eligible Projects are eligible for funding through JICA’s ODA Loans and Private Sector Investment Finance operations.

Governing Law:	The State of New York

Listing:	Expected on Singapore Exchange Securities Trading Limited

You can access JICA’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1679198/000119312516730993/d350692dsb.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page iii of the foregoing prospectus.

JICA has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JICA has filed with the SEC for more complete information about JICA and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JICA, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free from the United States at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free from the United States at 1-800-294-1322 or Daiwa Capital Markets Europe Limited at +44-20-7597-8000.